Exhibit 99.6

CONSENT OF Olivia Sarah Annabel Marion Serre

WANG & LEE GROUP, Inc. (the “Company”) intends to file a Registration Statement on Form F-1 (together with any amendments or supplements thereto, the “Registration Statement”) registering securities for issuance in its initial public offering. As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement as a Director Nominee.

Dated: August 29, 2022

/s/ Olivia Sarah Annabel Marion Serre
Name:	Olivia Sarah Annabel Marion Serre